Exhibit 99.2

dMY Technology Group, Inc. VI Announces Closing of $241.5 Million

Initial Public Offering

October 5, 2021 4:05 PM Eastern Standard Time

LAS VEGAS—(BUSINESS WIRE)—dMY Technology Group, Inc. VI (the “Company”) today announced that it closed its initial public offering of 24,150,000 units, at $10.00 per unit, which included the full exercise of the underwriters’ option to purchase an additional 3,150,000 units to cover over-allotments, resulting in gross proceeds of $241.5 million before fees and expenses. The units are listed on the New York Stock Exchange (“NYSE”) and commenced trading under the ticker symbol “DMYS.U” on Friday, October 1, 2021. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. Only whole warrants will be exercisable. Once the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on the NYSE under the symbols “DMYS” and “DMYS WS”, respectively.

Goldman Sachs & Co. LLC acted as sole book-running manager for the offering, and Needham & Company, LLC acted as co-manager of the offering.

About dMY Technology Group, Inc. VI

dMY Technology Group, Inc. VI is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or geographic region, the Company intends to focus its search for an initial business combination on companies within the mobile app ecosystem or gaming, enterprise cloud and consumer internet companies with enterprise valuations in the range of $1 billion to $3 billion, though the Company’s search may span many consumer software segments worldwide. The Company intends to specifically focus on companies that have created compelling mobile app experiences with significant growth in segments such as gaming, entertainment, education, e-commerce, dating and health and wellness.

Registration statements relating to these securities were declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on September 30, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: +1 866 471 2526, facsimile: +1 212 902 9316, or email: prospectus-ny@ny.email.gs.com.

Forward Looking Statements

This press release contains statements that constitute forward-looking statements, including with respect to the initial public offering and search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statements for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact: David Chung

dMY Technology Group, Inc. VI

david@dmytechnology.com

(910) 850-5776